Exhibit 10.2
Sourcefire
9770 Patuxent Woods Drive
Columbia, MD 21046
410-423-1900
August 22, 2008
Via: Electronic Mail
Mr. Thomas M. McDonough
Dear Tom:
This letter relates to the Sourcefire, Inc. Executive Change in Control Severance Plan (the “Plan”) that we, Sourcefire, Inc. have adopted.
Through this letter, you are being offered the opportunity to become a participant in the Plan and thereby to be eligible to receive the voluntary severance benefits described below in the event of your “qualifying termination.” A copy of the Plan is attached to this letter. You should read it carefully and become comfortable with its terms and conditions, and those set forth below. In order to commence participation in the Plan, you must execute this letter and return it to the Company. By executing this letter, you will be establishing a “Participation Agreement” within the meaning of the Plan, and you will thereby be acknowledging and agreeing to the following provisions:
•	that you have received and reviewed a copy of the Plan;

•	that terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

•	that your participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

•	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.
Subject to the foregoing, we invite you to become a “Participant” in the Plan. Your participation in the Plan will be effective upon your signing and returning this letter agreement to the Company within thirty (30) days of your receipt of this letter agreement. Capitalized terms used in this participation agreement but not otherwise defined will have the meaning set forth in the Plan.

Mr. Thomas M. McDonough
August 22, 2008

NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:
     1. If while the Plan and this Participation Agreement are in effect, you become entitled to a Severance Benefit in accordance with 4.2 of the Plan as a result of your Qualifying Termination, then the following will be applicable.
          (a) Salary Continuation Benefits. Your cash Severance Benefits will be paid in the form of salary continuation, at the time and the manner provided in Section 4.3(a) of the Plan. The Severance Period used to determine the amount and duration of your salary continuation benefits will be twelve (12) months. Your salary continuation benefits will be determined based on your Base Salary, as provided in Section 4.3(a) of the Plan.
          (b) COBRA Subsidy. You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the active employee rates in effect on your Termination Date for the duration of your Severance Period. Thereafter, you will be entitled to continuation coverage at your own expense at the COBRA premium rates then in effect and only to the extent you and/or your COBRA qualifying beneficiaries remain eligible for COBRA coverage at that time.
          (c) Acceleration of Equity Awards. Your outstanding and unvested stock options will accelerate and become vested, and the restrictions applicable to your outstanding restricted stock award(s) will lapse and become vested, as follows: (i) the vesting of your outstanding and unvested stock options will accelerate and become fully vested; and (ii) the restrictions applicable to your outstanding restricted stock award(s) will lapse and become vested by fifty percent (50%) of the total shares originally subject to such restricted stock award(s); provided, however, that in the event that as of your Date of Termination there are not a sufficient number of shares subject to restrictions (with respect to such restricted stock award(s)) to allow for the lapses described above, either in full or in part, then, then restrictions shall lapse (with respect to such restricted stock award(s)), as necessary to give effect to the restriction lapses described in this subsection 1(c), up to the number then restricted shares subject to such restricted stock award(s).
          (d) Definition and Interpretation of Good Reason. As provided by Section 6.2 of the Plan, the definition of “Good Reason” found in Section 2.10 of the Plan shall be deleted in its entirety and replaced with the following:
“‘Good Reason’ shall mean (i) a material decrease in the Participant’s Base Salary, (ii) a material reduction or material adverse change in the Participant’s authority, duties, title or, job responsibilities, or reporting structure, (iii) a geographic relocation of the Participant without his or her consent more than thirty (30) miles from the current location of his or her office as of the date hereof), or (iv) a willful and continued material breach by the Company of this Agreement or the ‘Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement’ that has a material adverse effect on the Participant; provided, however, that

Mr. Thomas M. McDonough
August 22, 2008

any proposed Termination of Employment by the Participant shall be presumed to be other than for Good Reason, unless the Participant first provides written notice to the Company within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of the Participant’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in such notice. The Participant’s Termination of Employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported Good Reason event(s) as described above”.
     Notwithstanding any contrary provision in the Plan or this Participation Agreement, the parties acknowledge and agree that the reassignment of managerial authority over the Company’s Information Technology and Operations Department from you to the Company’s Chief Financial Officer shall not constitute Good Reason.
     2. Loss of Eligibility. Even if you are otherwise eligible to receive the Severance Benefits described in Paragraph 1 above, you will forfeit your entitlement to those benefits to the extent described below in the following circumstances.
•	Failure to Provide an Effective Release. As a condition of receiving any Severance Benefits pursuant to the Plan and this Participation Agreement, you must execute and not revoke a Release supplied by the Company. Payments of Severance Benefits will not commence until your Release has become effective and irrevocable.

•	Alternative Employment. If, subsequent to the commencement of Severance Benefits, you secure alternative employment, your right to Company-subsidized COBRA premiums will end but, subject to the terms of the Plan and your Notice of Eligibility, you will remain eligible to receive salary continuation benefits.

•	Violation of Certain Obligations. If, subsequent to the commencement of Severance Benefits, you violate the continuing non-disclosure, non-competition, or non-solicitation provisions applicable to you under an agreement with the Company, your right to continuing salary continuation benefits and Company-subsidized COBRA premiums will end, and the Company will be entitled to recover any prior payments made to you and to exercise any other rights and remedies it may have under the terms of the applicable agreement.

•	Non-Qualifying Termination. If your employment with the Company ends in circumstances that are not a Qualifying Termination (for example, you are terminated by the Company for Cause, you voluntarily resign without Good Reason, or your termination occurs more than twelve months following a Change in Control), you will not be entitled to receive any Severance Benefits under the Plan.

Mr. Thomas M. McDonough
August 22, 2008

     3. Waiver of Other Benefits; Non-Duplication. As a condition of and in consideration of your becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan and this Participation Agreement, you agree to waive any and all rights, benefits, and privileges to severance or similar benefits that you might otherwise be entitled to receive under any other oral or written plan, employment agreement or arrangement (including, without limitation, your existing Employment Agreement, dated August 9, 2002 with an effective date of September 9, 2002). You understand that this waiver is irrevocable, and that this Participation Agreement and the Plan set forth the entire agreement between us with respect to any subject matter covered herein. The Plan is intended to supersede, and not to duplicate, the provisions of the Sourcefire, Inc. Executive Retention Plan (“Retention Plan”) in any case in which you would otherwise be entitled to severance or related benefits under both this Plan and the Retention Plan arising out of your Qualifying Termination. For purposes of clarification, your waiver will not generally preclude you from eligibility to participate in the Retention Plan, but if you become eligible to receive Severance Benefits as a result of your Qualifying Termination, you will forfeit any “retention benefits” you might otherwise be entitled to receive under the Retention Plan. In no event will you be entitled to receive benefits under both the Plan and the Retention Plan as a result of your Termination.
     4. Tax Compliance. You understand and acknowledge that you are ultimately liable and responsible for all taxes owed in connection with any Severance Benefits you may receive under the Plan, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with these benefits. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with your Severance Benefits. While the Company intends to operate the Plan in a manner that avoids the limitations imposed by Section 409A of the Internal Revenue Code, the Company makes no representation that the Plan will, in fact, avoid these limitations or will comply with Section 409A to the extent it becomes applicable. The Company makes no undertaking to prevent Section 409A from applying to this Plan or any Severance Benefits made under it or to mitigate the effects of such provision on any payments made pursuant to this Plan. You are encouraged to consult a tax adviser regarding the potential tax and other implications of participation in the Plan in light of your own personal circumstances. You understand and acknowledge that the Company in the exercise of its sole discretion and without your consent, may amend or modify this letter agreement and the Plan in any manner and delay the payment of amounts pursuant to this letter agreement and the Plan to the minimum extent necessary to meet the requirements of Section 409A as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable
     5. Severability of Provisions. If any provision of the Plan, or of this Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or this Participation Agreement, respectively, but every other provision of the Plan or of this Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or this Participation Agreement being held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

Mr. Thomas M. McDonough
August 22, 2008

     6. Acknowledgment. You recognize and agree that your execution of this Participation Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Participation Agreement, and that you understand that this Participation Agreement may not be amended or modified except pursuant to Section 6.2 of the Plan.
     7. Amendment of Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement. In accordance with Section 12.6 of that certain Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement dated August 9, 2002 (the “Non-Disclosure Agreement”), Sourcefire and you hereby agree to amend and modify Section 5 of the Non-Disclosure Agreement by striking the clause “with the exception of John McCurdy and John Czupak” in its entirety. Except as amended hereby, the terms and conditions of the Non-Disclosure Agreement shall remain in effect and Sourcefire and you hereby affirm and agree to be bound by the terms and conditions thereof.
     8. Entire Agreement. This Participation Agreement, the participation agreement under the Sourcefire, Inc. Executive Retention Plan, the participation agreement under the Sourcefire, Inc. 2008 Executive Annual Incentive Plan, the Non-Disclosure Agreement, and your various employee stock option agreements and restricted stock agreements with Sourcefire contain the entire understanding of you and Sourcefire with respect to your employment by Sourcefire and supersede any and all prior understandings, written or oral, between you and Sourcefire, including that certain Employment Agreement, dated August 9, 2002 with an effective date of September 9, 2002.
EFFECTIVE AS OF AUGUST 22, 2008

SOURCEFIRE, INC., a Delaware corporation
By:	/s/ John Burris
	Title:	Chief Executive Officer
“Company”

Accepted and Agreed this 25th of August, 2008. THOMAS M. MCDONOUGH
SIGNED:	/s/ Thomas M. McDonough
“Participant”